Exhibit 23

The Board of Directors
Playtex Products, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 33-88806 and 333-31703) on Form S-8 of Playtex Products, Inc. of our report dated February 4, 1999, relating to the consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 26, 1998 and December 27, 1997, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for the twelve months ended December 26, 1998, December 27, 1997 and December 28, 1996 and related schedule, which report appears in the December 26, 1998 annual report on Form 10-K of Playtex Products, Inc.


/s/ KPMG LLP

Stamford, Connecticut
March 23, 1999